Exhibit 99.3

SHIFT TECHNOLOGIES, INC.

LEADERSHIP DEVELOPMENT, COMPENSATION AND GOVERNANCE COMMITTEE CHARTER

MEMBERSHIP

The Leadership Development, Compensation and Governance Committee (the “Committee”) of Shift Technologies, Inc. (the “Company”) shall consist of at least two directors from the Company’s board of directors (the “Board”). All Committee members shall (1) meet the applicable independence requirements of the Nasdaq Stock Market (“Nasdaq”); provided however, that the Company may avail itself of any exemption or grace period from such requirement available to it under the rules of Nasdaq; (2) shall otherwise meet the membership qualification requirements contained in this Leadership Development, Compensation and Governance Committee Charter (this “Charter”) and in the Company’s Corporate Governance Guidelines (the “Guidelines”); and (3) be, to the extent required by the Board, a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In the event that any member of the Committee does not qualify as a “non-employee director” for purposes of Section 16 of the Exchange Act, then all compensation that is intended to be exempt from Section 16 shall also be approved by the Board or a subcommittee made up of members of the Board who qualify as non-employee directors. Committee members shall be appointed by the Board annually and when a vacancy exists, and may be removed by the Board at any time for any or no reason.

PURPOSE

The Committee’s primary purposes are to:

●	assist the Board in discharging its responsibilities relating to compensation of the Company’s Board members and officers;

●	review and evaluate the Company’s overall compensation philosophy and oversee the Company’s equity, incentive and other compensation and benefits plans;

●	prepare the compensation committee report on executive officer compensation required by the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K;

●	identify and assess persons qualified to become Board members, consistent with the qualification standards and criteria approved by the Board;

●	recommend to the Board a slate of director nominees for election or reelection at the annual meeting of stockholders;

●	recommend to the Board the structure and membership of Board committees;

●	recommend to the Board persons to fill Board and committee vacancies;

●	oversee annual evaluations of the Board and committees of the Board; and

●	develop and recommend to the Board, and review periodically, the Guidelines applicable to the Company and amendments thereto and make other recommendations to the Board relative to corporate governance issues.

STRUCTURE

The Board may designate one of the members of the Committee as chairperson (the “Chair”) of the Committee. In the absence of that designation, the Committee may designate a Chair by majority vote of all members of the Committee. The Committee shall meet periodically at such times as it determines to be necessary or appropriate and shall periodically report to the Board regarding any issues, recommendations or findings as it deems appropriate. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may act only upon approval of a majority of its members. The action of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act in writing by the unanimous consent of its members. The Committee may invite members of management or others to its meetings, and the Chief Executive Officer(s) may present compensation recommendations to the Committee for members of management other than himself. However, individual members of management should be absent from any discussion or review where their individual compensation is determined. The Committee shall have the opportunity at each regularly scheduled meeting to meet in executive session without the presence of management. The Committee may delegate any of its responsibilities to one or more subcommittees as it may deem appropriate to the extent allowed by applicable law and the rules of Nasdaq.

AUTHORITY AND RESOURCES

The Committee shall have the authority to (1) select, retain and terminate any consulting firm engaged to assist in the evaluation of director or executive officer compensation, (2) select, retain and terminate any search firm engaged to assist in identifying director candidates and (3) approve the fees and retention terms of such consulting and search firms. The Committee may conduct or authorize studies and investigations into any matters within the scope of its responsibilities and may retain outside legal or other advisors to assist in the conduct of any such study or investigation or for any other reason as determined by the Committee. The Company shall pay such third parties retained by the Committee such compensation, including without limitation usual and customary expenses and charges, as shall be determined by the Committee. The Company also shall pay such ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties as shall be determined by the Committee. In selecting any compensation consultant, legal counsel or other advisor, the Committee must take into consideration specific independence factors identified in the listing standards established by Nasdaq to the extent the Company is subject to such standards. The Committee is at all times authorized to have direct, independent and confidential access to the Company’s other directors, management and personnel to carry out the Committee’s purposes.

RESPONSIBILITIES

The responsibilities of the Committee shall include the following, along with any other matters as the Board may delegate to the Committee from time to time.

1.  Chief Executive Officer Performance. The Committee shall review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer(s) and shall evaluate the performance of the Chief Executive Officer(s) in light of these goals and objectives.

2.  Chief Executive Officer Compensation. The Committee shall recommend to the Board the compensation level of the Chief Executive Officer(s) or changes to such level based on the evaluation of the performance of the Chief Executive Officer(s) and any other factors the Committee deems relevant.

3.  Director Compensation. The Committee shall review periodically, and recommend to the Board any changes to, the form and amount of compensation for directors in light of the following principles: (a) compensation should fairly pay directors for their time and effort; (b) compensation should align directors’ interests with the long-term interests of stockholders; and (c) compensation for independent directors should be consistent with that of other comparable public companies and sufficient to attract, retain and motivate directors who are capable and qualified to serve as directors for the Company. The Committee shall periodically review the principles underlying director compensation and make recommendations to the Board when appropriate.

4.  Officer Compensation. The Committee, after consultation with and upon recommendation of the Chief Executive Officer(s), shall determine for officers (a) annual base and short and long-term incentive compensation; and (b) any employment contract, severance/termination agreement, retirement arrangement, change in control arrangement, and any special or supplemental benefit arrangement that differs in a material way from the Company’s form contracts, agreements and arrangements.

5.  Compensation Principles and Philosophy. When appropriate, the Committee shall recommend to the non-management Board members changes to the Chief Executive Officer(s) and other officer compensation principles and periodically review the general employee compensation philosophy to ensure it is appropriate and does not incentivize unnecessary and excessive risk taking.

6.  Compensation and Benefits Programs. The Committee shall oversee overall compensation and benefits programs and policies. Named fiduciary responsibility and responsibility for day-to-day administration of such programs is delegated to the Company’s primary human resources officer (“CHRO”), to the extent allowed by applicable law, including without limitation, the ability to delegate their authority to other employees of the Company. Authority to adopt, amend, modify or terminate the Company’s retirement plans is delegated to the Company’s Chief Executive Officer (or Co-Chief Executive Officers, acting together), and authority to adopt, amend, modify or terminate the Company’s other compensation and benefit programs is delegated to the CHRO, including without limitation in either case, the ability to delegate their authority to other employees of the Company.

7.  Incentive Compensation Plans and Equity-Based Plans. When appropriate, and after consultation with the Chief Executive Officer(s), the Committee shall approve the creation, revision and/or termination of incentive compensation plans affecting Company officers and equity-based plans and grants thereunder. The Committee has full authority to administer the Company’s incentive compensation plans and equity-based plans (except to the extent the terms of such plan require administration by the full Board) and to make grants of cash-based and equity-based awards under such plans.

8.  Report for Proxy Statement. To the extent required by SEC rules and regulations, the Committee shall annually prepare a report on executive officer compensation to be included in the Company’s annual proxy statement or Annual Report on Form 10-K, and shall review and discuss with management, prior to the filing of the proxy statement or Annual Report on Form 10-K, the disclosure relating to executive compensation, including Compensation Discussion and Analysis and executive and director compensation tables.

9.  Recommend Criteria for Selection of Directors. The Committee is responsible for developing the criteria for the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. The Committee shall periodically review and, if desirable, recommend changes to the criteria for the selection of new directors as adopted by the Board from time to time as set forth in the Guidelines.

10.  Recommend Director Candidates. The Committee shall recommend to the Board a slate of director nominees for election or reelection at each annual meeting of stockholders. The Committee shall identify, recruit and recommend to the Board only those candidates that the Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board and shall consider the performance of incumbent directors in determining whether to recommend them for reelection. The Committee shall consider director candidates timely submitted by the Company’s stockholders in accordance with the notice provisions and procedures set forth in the Company’s Bylaws, and shall apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates.

11.  Recommend Committee Members. The Committee shall recommend to the Board candidates to serve as members and chairpersons of each of the Board’s committees. In recommending a director for committee membership, the Committee shall take into consideration the factors set forth in the charter of the applicable committee, if any, as well as any other factors it deems appropriate, including without limitation, the Guidelines, the consistency of the director’s experience and qualifications with the goals of the committee and the interplay of the director’s experience and qualifications with the qualifications and experience of the other committee members.

12.  Fill Board and Committee Vacancies. The Committee shall propose to the Board director candidates to fill vacancies on the Board or on Board committees in the event of a director’s resignation, death or retirement, a change in Board or committee composition requirements, or the expansion of the Board or committee.

13.  Review Committee Structures. The Committee shall periodically review and, if desirable, recommend to the Board changes in the number, responsibilities and membership of the Board committees, and recommend that the Board establish any special committees as necessary to properly address ethical, legal or other matters that may arise from time to time.

14.  Review Changed Circumstances of Directors. The Committee shall review the appropriateness of a director’s continued Board and committee membership in light of any change in the director’s employment, relationship with the Company or any other changed circumstance that could affect the director’s independence, qualifications or availability.

15.  Review Management Succession. The Committee shall periodically review the Company’s management succession plan and make recommendations to the Board.

16.  Develop the Guidelines. The Committee shall develop and recommend to the Board the Guidelines, periodically review and reassess the adequacy of the Guidelines and recommend to the Board any changes deemed appropriate. The Committee shall stay abreast of developments in the area of corporate governance generally to insure that the Company remains current in its governance policies.

17.  Other Corporate Governance Matters. The Committee may make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation and bylaws.

18.  Stockholder Matters. The Committee will oversee the Company’s compliance with SEC rules and regulations regarding proposals submitted by stockholders pursuant to Rule 14A-8 of the Exchange Act, and shall evaluate and make recommendations to the Board regarding such proposals. The Committee shall consider the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Exchange Act. The Committee shall oversee the Company’s compliance with Nasdaq rules regarding stockholder approval of equity compensation plans.

19.  Annual Performance Evaluation. The Committee shall administer annual performance evaluations of the Board and its committees, including a review of this Committee by its members, and present the evaluations to the Board.

20.  Review Committee Charter. The Committee shall review and reassess the adequacy of this Charter at least once every two years, and recommend any proposed changes to the Board.

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